EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the incorporation by reference in Registration Statement No 333-25041 of Rowan Companies, Inc. on Form S-8 of our report dated June 22, 2005 appearing in this Annual Report on Form 11-K of the Rowan Companies, Inc. Savings and Investment Plan as of and for the year ended December 31, 2004.

/S/ McConnell & Jones LLP

Houston, Texas
June 28, 2005